UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2015

SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida		32819
(Address of Principal Executive Offices)		(Zip Code)

(407) 226-5011

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2015, SeaWorld Entertainment, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Joel Manby to serve as President and Chief Executive Officer (“CEO”) of the Company. In addition, the Board elected Mr. Manby to serve as a class I director of the Company. Mr. Manby is expected to assume his new President and CEO role and director role, in each case, effective April 7, 2015. David F. D’Alessandro will resign from the position of Interim CEO, effective at such time. Mr. D’Alessandro will continue to serve as a director and as chairman of the Board.

Mr. Manby, age 55, most recently served as the President and Chief Executive Officer of Herschend Enterprises the largest family-owned theme park and entertainment company in the United States. He served in that capacity from 2003 to 2015. Prior to joining Herschend, Mr. Manby spent 20 years in the auto industry in general management and marketing roles, primarily at General Motors in the Saturn and Saab divisions. Mr. Manby served as CEO of Saab Automobile USA from 1996 to 2000. Mr. Manby currently serves on the board of directors of Popeye’s Louisiana Kitchen, Inc. (NASDAQ: PLKI) and also serves as a member of the National Advisory Board of The Salvation Army. Mr. Manby received an M.B.A. from Harvard Business School and a B.S. from Albion College. As valedictorian of Albion College, Mr. Manby was a Rhodes scholarship finalist.

CEO Employment Agreement

The Company entered into an Employment Agreement with Mr. Manby, dated March 16, 2015 (the “Employment Agreement”). The Employment Agreement provides for an initial three-year term ending on April 7, 2018 with automatic renewal of the employment term for successive one-year periods thereafter. During the employment term, Mr. Manby will serve as CEO of the Company and is entitled to: (i) an annual base salary of $1,000,000, (ii) an annual bonus opportunity with a target amount equal to 150% of his base salary (which, for fiscal year 2015, will be pro-rated with 50% payable in cash and 50% payable in performance-vesting restricted stock consistent with the terms and conditions of the Company’s 2015 annual bonus plan) and (iii) beginning fiscal year 2016, annual long term equity incentive awards with a target value equal to $4,000,000 (based on grant date fair value). In addition, as soon as practicable following his commencement of employment with the Company, Mr. Manby will receive a one-time grant of restricted stock with a grant date fair value equal to $5,000,000 (the “Sign-On Restricted Stock Grant”) and a one-time grant of stock options equal to the greater of either (x) stock options on 1,000,000 shares of common stock of the Company (“Common Stock”) or (y) a number of shares of Common Stock subject to the stock options resulting in a grant date fair value equal to $5,000,000 based on a Black-Scholes calculation (the “Sign-On Option Grant”). The Sign-On Restricted Stock Grant and the Sign-On Option Grant will vest in four equal annual installments over the first four anniversaries of the date of grant. The Company will also reimburse Mr. Manby for certain expenses in connection with the relocation of his family to Orlando, Florida.

In the event of a termination of Mr. Manby’s employment by the Company without “cause” (as defined in the Employment Agreement) or by him for “good reason” (as defined in the Employment Agreement), subject to his execution of a general release of claims in favor of the Company, he would be entitled to receive: (x) a lump sum cash payment equal to three times the sum of his base salary and target annual bonus (but two times if such termination occurs after the initial three-year employment term), (y) full accelerated vesting of the Sign-On Restricted Stock Grant and Sign-On Option Grant and (z) subject to his election of COBRA continuation coverage, for a period of 36 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage (but 24 months if such termination occurs after the initial three-year employment term). If Mr. Manby’s employment is terminated as a result of his death or “disability” (as defined in the Employment Agreement), he is entitled to receive (x) a pro-rated portion of the annual bonus in respect of the year in which his termination occurs, (y) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus (reduced by the amount of any payments actually received by Mr. Manby under the Company’s short-term or long-term disability plans), (z) full accelerated vesting of the Sign-On Restricted Stock Grant and pro-rated accelerated vesting of the Sign-On Option Grant. If Mr. Manby’s employment is terminated by the Company without cause or by him for good reason during the 12-month period following a change in control (as defined in the Employment Agreement), he would be entitled to receive the same payments and benefits as those in the event of a termination by the Company without cause or by him for good reason during the initial three-year employment term.

Pursuant to the terms of the Employment Agreement, Mr. Manby is subject to non-competition and non-solicitation covenants that apply during his employment and for a period of (i) 24 months following the termination of his employment by the Company without cause or by him for good reason (or 36 months if such termination occurs during the initial three-year employment term or during the 12-month period following a change in control) or (ii) 12 months following the termination of his employment for any other reason. Mr. Manby is also subject to an indefinite confidentiality covenant, and the Company and Mr. Manby are subject to indefinite mutual non-disparagement covenants.

The foregoing description of the Employment Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by the terms of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

There are no arrangements or understandings between Mr. Manby and any other persons pursuant to which he was elected to serve as a director or an executive officer. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company to announce the appointment of Mr. Manby as President and CEO is included as Exhibit 99.1 to this Current Report on Form 8-K.

Equity Awards to Committee Chairpersons

On March 16, 2015, the Board approved a special one-time award of 2,500 restricted shares of Common Stock (“Restricted Stock”) to each of the chairpersons of the Board’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, in recognition of their efforts and contributions during the CEO search process. Deborah Thomas (chairperson of the Audit Committee) will receive an award of 2,500 shares of Restricted Stock and Judith A. McHale (chairperson of the Nominating and Corporation Governance Committee and Compensation Committee) will receive an award of 5,000 shares of Restricted Stock. The Restricted Stock will vest in three equal annual installments on the first three anniversaries of the date of grant, subject to the director’s continued service on the Board, and will contain other terms that are consistent with awards of Restricted Stock previously granted to members of the Board.

Item 7.01 Regulation FD Disclosure.

For fiscal year 2015, the Company expects to recognize approximately $1.9 million in non-cash equity compensation expense related to expected grants to Mr. Manby following commencement of his employment. If all performance conditions for 2015 are met, the Company could recognize up to an additional $0.6 million in non-cash equity compensation expense related to Mr. Manby’s performance awards in 2015.

The information set forth under this Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

This Current Report on Form 8-K contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this Current Report on Form 8-K. A more thorough discussion of certain risks, uncertainties and other factors that may affect the Company is included in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The exhibits listed on the Exhibit Index accompanying this Current Report on Form 8-K are filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: March 19, 2015	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1	Employment Agreement, dated March 16, 2015, between SeaWorld Entertainment, Inc. and Joel Manby.

99.1	Press release dated March 19, 2015.